Exhibit 10.8

VICTORIA’S SECRET & CO.
2021 CASH INCENTIVE COMPENSATION PERFORMANCE PLAN

Victoria’s Secret & Co., a Delaware corporation (“VS & Co.”), hereby adopts the Victoria’s Secret & Co. 2021 Cash Incentive Compensation Performance Plan (the “Plan”) for the purpose of enhancing the Company’s ability to attract and retain highly qualified executive and managerial-level associates and to provide additional financial incentives to such associates to promote the success of the Company and its subsidiaries.  The Company reserves the right to pay discretionary bonuses, or other types of compensation outside of the Plan, including under the Stock Plan or otherwise.

1. Definitions. As used herein, the following terms shall have the respective meanings indicated:

(a) “Board” shall mean the Board of Directors of VS & Co.

(b) “Cause” shall have the meaning set forth in the Stock Plan.

(c) “Change in Control” shall have the meaning set forth in the Stock Plan.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor federal internal revenue law, along with related rules, regulations, and interpretations.

(e) “Common Stock” shall mean the common stock, $0.01 par value per share, of VS & Co.

(f) “Committee” shall mean the Human Capital and Compensation Committee of the Board or such other committee or subcommittee appointed by the Board to administer the Plan.

(g) “Company” shall mean, collectively, VS & Co. and its subsidiaries.

(h) “Good Reason” shall have the meaning set forth in the Stock Plan.

(i) “Incentive Compensation” shall mean, for each Participant, compensation to be paid in the amount determined by the Committee pursuant to Section 6 below.

(j) “Participant” shall mean, with respect to any fiscal year, an associate who is eligible to participate in the Plan for such fiscal year in accordance with Section 3.

(k) “Performance Goal” shall mean the performance goals established by the Committee pursuant to Section 4 hereof.

(l) “Performance Period” shall mean each Spring or Fall selling season or the fiscal year of the Company, or any other period of time as will be established by the Committee pursuant to Section 4 of this Plan within which the Performance Goals relating to any award of Incentive Compensation are to be achieved.  Any Performance Period may be subject to earlier lapse or other modification pursuant to Section 11 of this Plan in the event of a Termination of Service without Cause, resignation for Good Reason, Retirement, death or Total Disability of the Participant or a Change in Control.

(m) “Retirement” shall have the meaning set forth in the Stock Plan.

(n) “Stock Plan” shall mean the Victoria’s Secret & Co. 2021 Stock Option and Performance Incentive Plan, as may be amended from time to time, and any successor thereto.

(o) “Termination of Service” shall have the meaning set forth in the Stock Plan.

(p) “Total Disability” shall have the meaning set forth in the Stock Plan.

2. Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish, adjust, pay or decline to pay Incentive Compensation for each Participant. Such power and authority shall include the right to exercise discretion to reduce by any amount, including down to zero, the Incentive Compensation payable to any Participant. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant and any person claiming any benefit or right under the Plan.  To the extent permitted by applicable law, the Committee may delegate to (i) one or more officers of the Company some or all of its authority under the Plan and (ii) one or more committees of the Board some or all of its authority under the Plan.

3. Eligibility. All associates of the Company designated by the Committee or other authorized individuals are eligible to participate in the Plan and shall be Participants.

4. Awards. The Committee shall establish Performance Goals with respect to each Performance Period.  The Performance Goals established by the Committee shall be based on specified levels of or changes in any one or more performance criteria established by the Committee, which may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine, including, without limitation, price of Common Stock, or the common stock of any affiliate, shareholder return, return on equity, return on investment, return on capital, sales productivity, comparable store sales growth, economic profit, economic value added, net income, operating income, gross margin, sales, free cash flow, earnings per share, operating company contribution or market share.  Performance Goals for a Performance Period may include a minimum or threshold performance standard below which no payments of Incentive Compensation will be made, and a maximum performance standard in which any performance that exceeds this standard will not increase the payment of Incentive Compensation. These Performance Goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the strategic plan for the business, or any other factors as determined by the Committee. The Committee shall specify how any Performance Goals shall be adjusted to the extent necessary to prevent dilution or enlargement of any award of Incentive Compensation as a result of extraordinary events or circumstances, as determined by the Committee, including, without limitation:

(i)	all items of gain, loss or expense for the Performance Period determined to be extraordinary or unusual in nature or infrequent in occurrence;

(ii)
all items related to the disposal of a component of an entity or related to a change in accounting principles, as such are defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, notes to such financial statements, in management’s discussion and analysis or any other filings with the Securities and Exchange Commission;

(iii)	impact from changes in accounting policies approved by the Audit Committee of the Board that were not contemplated in the initial Incentive Compensation targets;

(iv)	all items of gain, loss or expense for the Performance Period related to an exit activity as defined under current generally accepted accounting principles;

(v)	all items of gain, loss or expense for the Performance Period related to discontinued operations as defined under current generally accepted accounting principles;

(vi)	any profit or loss attributable to the business operations of any entity acquired or divested by the Company during the Performance Period;

(vii)
write-offs, accelerated depreciation or other operating expenses at the participating subsidiary level related to the testing of a new brand concept, not included in the original Incentive Compensation targets;

(viii)	impacts from unanticipated changes in legal or tax structure or unanticipated changes in jurisdictional tax rates of a participating subsidiary; and

(ix)	changes in applicable tax law.

Participants may earn their target Incentive Compensation if the pre-established Performance Goals are achieved. The target Incentive Compensation percentage for each Participant will be based on the level and functional responsibility of his or her position, size of the business for which the Participant is responsible, and competitive practices.

5. Committee Certification. As soon as reasonably practicable after the end of each Performance Period, the Committee shall certify, in writing, that the Performance Goals for such Performance Period were satisfied.

6. Payment of Incentive Compensation. The selection of Participants to whom Incentive Compensation shall actually be paid shall be conditioned upon each Participant’s continued employment with the Company through the last day of the Performance Period. The amount of the Incentive Compensation actually paid to a Participant for a Performance Period shall be such amount as determined by the Committee in its sole discretion, including zero.  Subject to the last sentence of this Section 6 and to Section 11 below, Incentive Compensation shall be paid in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion, which such payment shall be made within seventy-five (75) days following the end of the Performance Period to which such Incentive Compensation relates, but in no event later than the 15th day of the third month following the end of such Performance Period. To the extent provided by the Committee, in its sole discretion, the annual Incentive Compensation may be paid in the form of shares of Common Stock or equity incentive awards under the Company’s then effective Stock Plan, or may be deferred under the Company’s then effective deferred compensation plan (if any), subject to the terms and conditions of such plans.

7. No Right to Bonus or Continued Employment; Clawback.

(a) Neither the establishment of the Plan, the provision for or payment of any amounts hereunder, nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, any Incentive Compensation or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or associate of the Company or any affiliate of the Company.

(b) If the Committee determines in good faith either that: i) if required by applicable law with respect to a Participant or ii) (x) a Participant engaged in fraudulent conduct or activities relating to the Company, (y) a Participant has knowledge of such conduct or activities, or (z) a Participant, based upon the Participant’s position, duties or responsibilities, should have had knowledge of such conduct or activities, the Committee shall have the power and authority under the Plan to terminate without payment all outstanding incentive awards under the Plan. If required by applicable law with respect to a Participant or if a Participant described in (ii) above has been paid Incentive Compensation that is based on or results from such conduct or activities, such Participant shall promptly reimburse to the Company a sum equal to either an amount required by such law or the amount of such Incentive Compensation paid in respect of the year in which such conduct or activities occurred, as applicable.  Notwithstanding anything to the contrary contained herein, any Incentive Compensation or other incentive awards or payments under the Plan shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, as may be adopted or amended by the Board or the Committee at any time in its discretion, and the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any compensation or awards granted to the Participant under the Plan.

8. Withholding. The Company shall have the right to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Compensation. The Company shall also have the right to withhold from Incentive Compensation any amounts that may be required to be withheld from other taxable noncash compensation or taxable reimbursements payable to a Participant that may themselves have not been subjected to withholding at the time of payment.

9. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to the Participant and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

10. Unfunded Plan. The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. A Participant’s rights to payment under the Plan shall be limited to those of a general unsecured creditor of the Company.

11. Adoption, Amendment, Suspension and Termination of the Plan.

(a) The Plan shall be effective for payments made with respect to Performance Periods that commence at any time during the Company’s 2021 fiscal year and thereafter and shall continue in effect until terminated as provided below.

(b) Subject to the limitations set forth in paragraph (c) below, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable.

(c) No amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, materially, adversely alter or impair any rights or obligations of any applicable Participant with respect to any Incentive Compensation previously awarded under the Plan, except to the extent any such action is undertaken to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

12. Governing Law. The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Delaware, other than the choice of law rules thereof.

13. Section 409A. The Plan, and all awards of Incentive Compensation hereunder, are intended to be exempt from, or otherwise comply with, Section 409A of the Internal Revenue Code of 1986, as amended (together with the Treasury Regulations and related guidance thereunder, collectively, “Section 409A”), and the provisions of the Plan and each award shall be interpreted and construed in a manner consistent with this intent.  If the Participant is a “specified employee” (as defined under Section 409A) at the time of his or her Termination of Service, any Incentive Compensation that constitutes nonqualified deferred compensation under Section 409A that becomes payable to such Participant as a result of his or her Termination of Service shall not be paid to the Participant until the first regularly scheduled payroll date on or following the date which is six months and one day after the date of the Participant’s Termination of Service, except as permitted under Section 409A.